UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 2, 2004

(Date of earliest event reported)

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-30203	94-3208477
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1380 Willow Road, Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:      (650) 847-0000

1005 Hamilton Court, Menlo Park, California 94025

(Former name or former address, if changed since last report.)

ITEM 5.02     Election of Director

        On December 2, 2004, at a meeting of the Board of Directors of Nuance Communication, Inc. (“Nuance”), David C. Nagel was elected as a Director of Nuance. He will serve as a Class III Director, and his term will expire at Nuance’s Annual Meeting of Shareholders in 2006. No decision has yet been made with respect to the committee(s) of the Board on which he will serve.

         Mr. Nagel, 59, has served as the President, Chief Executive Officer and a Director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices, since December 2001. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc. (now palmOne. Inc.). Prior to joining Palm, from April 1996 to September 2001, Mr. Nagel was chief technology officer of AT&T Corp., a communications services provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Prior to his tenure with AT&T, from 1988 to 1996, he held various positions at Apple Computer, a manufacturer of personal computing devices, the last of which was Senior Vice President, Research and Development. Mr. Nagel’s earlier positions at Apple Computer included General Manager and Vice President, Apple Soft, and Vice President, Advanced Technology. Before joining Apple, he was head of human factors research at Ames Research Center.

         Mr.Nagel has served on a number of national and international technical advisory committees, which include President Clinton’s first President’s Information Technology Advisory Committee, on which he served for five years. He currently is a member of the board of directors of Liberate Technologies, Inc. and of ArcSoft, Inc. He also serves on the Boards of Trustees of the UCLA Foundation, the International Computer Science Institute (ICSI) at University of California, Berkeley, and the SETI Institute. Mr. Nagel has a bachelor’s degree in engineering, a master’s degree in engineering and a Ph.D. in experimental psychology from the University of California, Los Angeles.

Item 5.03     Amendment to Bylaw

        At the Nuance Board of Director’s meeting held on December 2, 2004, the Directors amended Section 3.2 of Nuance’s Bylaws to increase the authorized number of directors of Nuance from eight to nine. The amendment was made in order to permit the election of Mr. Nagel as a Director of Nuance (see Item 5.02 above).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 8, 2004	Nuance Communications, Inc.
(Registrant)

/s/ Douglas Clark Neilsson

Douglas Clark Neilsson
Vice President and General Counsel